As filed with the Securities and Exchange Commission on December 14, 2009

Registration No. 333-163443

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA MEDICINE CORPORATION
(Name of registrant in its charter)

Nevada	5122	51-0539830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. employer identification number)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
(8620) 8739-1718 and (8620) 8737-8212
(Address and telephone number of principal executive offices)

Guangri Tower, Suite 702
No. 8 Siyou South 1st Street
Yuexiu District
Guangzhou, China 510600
(Address of principal place of business)

United Corporate Services, Inc.
202 South Minnesota Street
Carson City, Nevada 89703
(800) 899-8648
(Name, address and telephone number of agent for service)

Copies to:
Elizabeth Fei Chen, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY 10036-6569
(212) 421-4100

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), check the following box.    ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The shares of our common stock being registered for resale under this registration statement were previously registered pursuant to a registration statement on Form SB-2 (No. 333-133283) which has been withdrawn pursuant to a Post-Effective Amendment filed with the Commission on December 2, 2009.

 The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

Subject to completion dated December 14, 2009

PROSPECTUS

 3,169,212 shares of common stock

CHINA MEDICINE CORPORATION

This prospectus relates to the resale, from time to time, of up to 3,169,212 shares of our common stock by the stockholders referred to throughout this prospectus as “selling stockholders.”  Of the total number of shares of our common stock offered in this prospectus, 199,474 shares are issuable upon the exercise of Series A common stock purchase warrants issued on February 8, 2006 which have an exercise price of $1.70 per share and 2,969,738 shares are issuable upon the exercise of Series B common stock purchase warrants issued on February 8, 2006 which have an exercise price of $2.43 per share.  The Series A and Series B common stock purchase warrants both expire on February 7, 2011.

The selling stockholders may offer all or part of their shares for resale from time to time through public or private transactions, either at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from sales of the shares by the selling stockholders.  However, if the warrants are exercised for cash, we will receive the aggregate exercise price for those warrants.  The terms of the warrants require the holder to exercise for cash so long as there is an effective registration statement covering the shares issuable thereunder.

We will pay all of the registration expenses incurred in connection with this offering (estimated to be $40,493.39), but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

Our common stock is currently quoted on the Financial Industry Regulatory Authority’s OTC Bulletin Board under the symbol “CHME.OB”. As of November 30, 2009, the last reported bid price of our common stock was $2.77 per share and the last reported ask price was $2.81 per share.

Investing in our common stock involves a high degree of risk. See the “Risk Factors” beginning on page 5

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 14, 2009

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER
INFORMATION CONTAINED IN THIS PROSPECTUS

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties. Forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows, and our projected expenses, (b) our growth strategies, (c) anticipated trends in our industries, (d) our future financing plans, (e) our anticipated needs for working capital, and (f) potential future expansions and government approvals and other future actions. They are generally identifiable by use of the words "may," "will," "should," "anticipate," "estimate," "plans," “potential," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" or the negative of, or other variations on, these phrases or comparable terminology. These statements may be found under "Management's Discussion and Analysis of Financial Condition” and "Description of Business," which are incorporated herein by reference to the Company’s Annual Report on Form 10-K, as well as in this prospectus generally.

Any or all of our forward-looking statements in this report may turn out to be inaccurate. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking statements contained in this prospectus will in fact occur. You should not place undue reliance on these forward-looking statements.

Currency, exchange rate, and “China” and other references

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi).  According to the currency exchange website www.xe.com, on November 30, 2009, $1.00 was equivalent to 6.8280 yuan.

References to the “PRC” or “China” are to the People’s Republic of China.

References to the “OTC Bulletin Board,” are to the Financial Industry Regulatory Authority’s, or FINRA’s, over-the-counter Bulletin Board, a securities quotation service, which is accessible at the website www.otcbb.com. FINRA is the successor entity of the National Association of Securities Dealers.

References to "Lounsberry" are to China Medicine Corporation prior to its name change on May 10, 2006, when its name was “Lounsberry Holdings III, Inc.”

References to “Capital Markets” are to Capital Markets Advisory Group, LLC, which was our majority shareholder until February 8, 2006.

References to the “SFDA” are to the PRC’s State Food and Drug Administration, a national government body that oversees the safety of the country’s food and drugs and the enforcement of food and drug laws.

PROSPECTUS SUMMARY

The following summary highlights certain material aspects of the offering for resale of common stock by the selling stockholders covered by this prospectus but may not contain all of the information that is important to you. You should read this summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus, including the “Risk Factors”, before making an investment decision.  Except as otherwise specifically stated or unless the context otherwise requires, the “Company,” “we,” “our” and “us” refer collectively to China Medicine Corporation (“China Medicine”) and Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), a limited liability company organized under the laws of the PRC and a wholly-owned subsidiary of China Medicine.

Business Overview

We are a distributor and developer of pharmaceutical and medical products in the PRC, including prescription and over-the-counter drugs, Chinese herbs, traditional Chinese medicines made from Chinese herbs, nutritional supplements, dietary supplements, and medical instruments. We are also engaged in proprietary research and development with the aim of creating new pharmaceutical products. We intend either (i) to control the medical formulas and other intellectual property relating to these new products ourselves, in which case we may have the products manufactured by third parties and delivered to us for distribution, or (ii) to sell or license the intellectual property to third parties. In 2008, we generated total revenues of $53,647,806, of which 97.5% came from product sales and 2.5% came from sales of intellectual property.

In 2008, we had exclusive rights to nationwide distribution of seven products made by our suppliers, which accounted for approximately 29.4% of our sales in fiscal year 2008 and 20.6% of our sales in fiscal year 2007. The most significant of these products are Iopamidol Injection 370 and 300, prescription medicines that are used for angiography and CT scanning. For the years ended December 31, 2008 and 2007, our total revenue from these products amounted to $6.1 million and $4.9 million, respectively, which were 11.4% and 11.8% of our annual sales for the years ended December 31, 2008 and 2007, respectively.

We are frequently required to make a significant down payment when we place an order, in order to secure the lowest possible purchase price and broadest possible distribution area. These down payments are made pursuant to contracts with the suppliers, and to the extent that we reduce the size of the order, we will receive a credit from the supplier. For the nine months ended September 30, 2009 and the fiscal year ended December 31, 2008, we had a total balance of such advances to suppliers of $8,392,320 and $6,121,974 respectively.

Our five largest suppliers accounted for 56.8% of our total purchases for the nine months ended September 30, 2009, compared to 47.2% for the comparable period of 2008.

Our customers are typically medical product wholesalers, hospitals, and retail drug stores.  Our five largest customers accounted for 47.1% of our revenues for the nine months ended September 30, 2009, compared to 50.2% for the corresponding period in 2008.  Our five largest customers accounted for 37.9% and 39.5% of our revenues for the years ended December 31, 2008 and 2007, respectively.  We have approximately 735 customers.

We dealt in approximately 2,400 pharmaceutical and medical products, including: (i) western and traditional Chinese medicine drugs and supplements (including prescription and over the counter medicines), (ii) medical equipment and substances including herbs, and (iii) dietary supplements. In 2008, Western and traditional Chinese medicine drugs and supplements accounted for $50.9 million, or 94.9%, of total revenues.  In 2008, revenue from sales of medical equipment and substances was $0.93 million or 1.8% of total revenues; revenue from sales of dietary supplements was $0.45 million or 0.8% of total revenues.  Our sales of medical formula amounted to $1.34 million in 2008 or 2.5% of total revenues.

We compete with large state-owned medicine distributors that are better capitalized than we are and that are entitled under PRC law to sell anesthesia products, which we may not sell. We believe that our competitive advantages include having our own research and development facilities, after-sale customer service, and sole distribution rights to seven medical products, as well as price, service and the ability to provide timely delivery.

We have received patents in the PRC for six of our medical products, and have patents pending for three others.

Our executive offices and Konzern’s executive offices are located at Guangri Tower, Suite 702, No. 8 Siyou South 1st Street, Yuexiu District, Guangzhou, China 510600, and the telephone numbers are (8620) 8739-1718 and (8620) 8737-8212. Our website can be found at www.chinamedicinecorp.com. Neither the information nor any other content on our website or any other Internet website is a part of this prospectus.

History of the Company

We are a Nevada corporation organized on February 10, 2005, under the name Lounsberry Holdings III, Inc., for the purpose of acquiring an operating business. Until February 2006, we were a shell company as that term is defined by SEC rules.

 Reverse Acquisition

On February 8, 2006, we acquired an operating business and ceased to be a shell company by entering into a reverse merger transaction. In the reverse merger, we acquired all of the equity of Guangzhou Konzern Medicine Co., Ltd. (“Konzern”), a PRC distributor of pharmaceutical products, in exchange for issuing 6,530,000 shares of common stock, representing approximately 88.5% of our outstanding common stock, to the owners of Konzern. Beginning February 8, 2006, we have been engaged, through our wholly-owned subsidiary Konzern, in pharmaceutical distribution in the PRC. We serve as a holding company for Konzern and have no operations other than the operations of Konzern.

In connection with the acquisition of Konzern, we entered into:

•
A preferred stock purchase agreement pursuant to which we issued 3,120,000 shares of Series A Preferred Stock and warrants to purchase an aggregate of 7,389,476 shares of common stock to the owners of Konzern in exchange for $3,900,000. Each share of Series A preferred stock is convertible into one share of common stock.

•
A stock redemption agreement with Capital Markets Advisory Group, LLC ("Capital Markets"), which was then our principal stockholder, pursuant to which we purchased 928,000 shares of common stock from Capital Markets for $167,602, and repaid $32,398 of debt to Capital Markets, using the proceeds from the sale of the Series A preferred stock.

On May 10, 2006, we changed our name to China Medicine Corporation.  On June 10, 2009, the Company completed its reincorporation in Nevada. The reincorporation effected a change in the Company’s legal domicile from Delaware to Nevada.  The Company’s business, assets, liabilities, and headquarters were unchanged as a result of the reincorporation and the directors and officers of the Company prior to the reincorporation continued to serve the Company after the reincorporation.

After the Reverse Acquisition

In late 2006, we created “Co-Win”, a PRC joint-venture company together with Guangzhou Ji'nan Science & Technology Industrial Group ("JSIG") and Mr. Dongsheng Yao for the purpose of discovering uses for aflatoxin-detoxifizyme, or ADTZ, an enzyme that can eliminate the carcinogen aflatoxin from food and animal feed. Konzern is to invest $2.2 million over the course of two years, and owns 70% of the equity of the joint venture.

In November 2006, we obtained approval from local government authorities for the distribution of medical supplies and devices throughout Guangdong Province. We began to sell and distribute medical supplies such as bandages and cotton swabs in the first quarter of 2007.

Recent Developments

Beginning in 2007, the Guangdong government established an on-line bidding system for medical distribution rights in Guangdong. Through the new system, we have obtained the rights to sell and distribute a total of 774 new products, which we began to distribute in 2008.

On May 20, 2009, Guangzhou Konzern Bio-Tech Co., Ltd. ("Konzern Bio-Tech") was incorporated.  Konzern Bio-Tech was established for the purpose of engaging in research and development and utilizing the supports from the Chinese Government for domestic hi-tech companies. Konzern has 100% ownership in Konzern Bio-Tech. Bio-Tech is still in development and has not undertaken significant operating activities.

On October 26, 2009, Konzern entered into an Equity Transfer Agreement with Sinoform Limited, a company registered under the laws of the British Virgin Islands (“Sinoform”), to acquire 100% of Sinoform’s equity interests in Guangzhou LifeTech Pharmaceuticals Co., Ltd, a wholly-owned subsidiary of Sinoform.  LifeTech is a developer and manufacturer of pharmaceutical products. The acquisition of LifeTech was consumated on December 4, 2009. LifeTech is now a wholly-owned subsidiary of Konzern.

Before the Reverse Acquisition

Prior to July 25, 2000, Konzern was a state-owned medicine distribution company located in Guangzhou, China. On July 25, 2000, Konzern was privatized through a sale of its capital stock.

Prior to 2004, Konzern did not engage in any research and development activities. In October 2003, we entered into a research and development agreement with the with the Pharmaceutical Research Institute of Nanhua University in Hunan Province to establish a research and development center at that university. Under the agreement, we contribute funds, including the salaries of the research personnel, in return for the ownership of the new medicines so developed. The center has developed four products, one of which is under review by the PRC State Food and Drug Administration, or SFDA.

The Offering

Common stock outstanding as of November 30, 2009	15,320,139 (1)

Common stock being offered by us	0 shares

Total common stock that may be offered by selling stockholders in this offering	3,169,212

Common stock to be outstanding after the offering	18,489,351 (2)

Use of Proceeds
We will not receive any of the proceeds from the sale of shares by the selling stockholders. However, if our outstanding warrants are exercised for cash, we will receive the net proceeds of the issuance of the underlying stock at the exercise price.  The terms of the warrants require the holder to pay the exercise price in cash (as opposed to by “cashless exercise”) if the underlying shares of common stock are covered by an effective registration statement.  If the selling stockholders exercise all of the outstanding warrants for cash at the current exercise prices, we would issue 3,169,212 shares of common stock and receive $7,555,569 in proceeds from the issuance.  The selling stockholders may choose not to exercise the remaining outstanding warrants for cash or at all. We will use all proceeds from the exercise of warrants for working capital and other general corporate purposes.

Limitation on Issuance of Common Stock:
No holder of our common stock purchase warrants can convert or exercise our securities into common stock if such holder and its affiliates would then own more than 4.9% of our outstanding common stock.

Our OTC Bulletin Board Trading Symbol	CHME.OB
Risk Factors	See "Risk Factors" beginning on page 5 and other information included in this prospectus for a discussion of factors you should consider before deciding to invest in shares of our common stock.

(1) Does not include the 3,169,212 shares of common stock issuable upon exercise of our outstanding Series A and Series B warrants held by the selling stockholders. If those shares of common stock, all of which are unissued as of November 30, 2009, are added to the total number of shares of our common stock outstanding, the resulting total number of shares 18,489,351.

(2) Assumes prior exercise of all of our outstanding warrants to purchase common stock.

Selling Stockholders

The selling stockholders acquired their shares in a private placement in February 2006 or, in some cases, in private purchases of stock from stockholders that acquired their shares in the private placement.

Plan of Distribution

This offering is not being underwritten. The selling stockholders may sell their shares from time to time in privately negotiated transactions or in transactions on the OTC Bulletin Board or other stock exchange on which the shares may be listed in the future. The shares may be sold at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. To the extent required, specific information about a particular sale (such as the purchase price and public offering prices, the names of any broker or dealer, and any applicable commission or discounts) will be described in an accompanying prospectus. We intend to keep this prospectus current until all of the common stock being offered under this prospectus is sold. The selling stockholders may offer the common stock pursuant to this prospectus so long as this prospectus is then current under the rules of the SEC and we have not withdrawn the registration statement of which this prospectus forms a part.

We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of the selling commissions, brokerage fees and related expenses. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

RISK FACTORS

 An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus and in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Securities and Exchange Commission on March 31, 2009, which report is incorporated by reference into this prospectus, before investing in our common stock. If any of the events anticipated by the risks described therein or below occur, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our common stock, causing you to lose all or part of your investment.

A few of our stockholders control a significant percentage of our common stock.

Over 40% of our outstanding common stock is owned by the former owners of Konzern, Senshan Yang, our chief executive officer and a director, Minhua Liu, our executive vice president and a director, and Junhua Liu, the brother of Minhua Liu. They presently have the voting power to influence the election of the directors and with minimal voting support can approve any transaction requiring stockholder approval and can take action by stockholder consent without a stockholders' meeting. There is no guarantee that their judgment will be the same as yours on important matters affecting the Company, including whether to make acquisitions, be acquired by another company, authorize new shares of stock, and maintain or dismiss members of management.

The sale of our common stock in this offering may depress our stock price.

Pursuant to this offering, the selling stockholder may sell up to 3,169,212 shares or our common stock, or approximately 20.7% of our outstanding common stock as of November 30, 2009. These sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from any sales by the selling stockholders of their common stock.  The terms of the warrants allow the holder to pay the exercise price by cash or by “cashless exercise”, unless there is an effective registration statement covering the resale of the underlying shares of common stock.  In that instance, the holder must exercise the warrants for cash.  If the selling stockholders exercise any of the outstanding warrants to purchase a total of 3,169,212 shares of our common stock for cash, we will receive the proceeds from the issuance of that stock at the exercise price.  In April 2007, the exercise price of our Series A warrants was reduced from $1.75 to $1.70 per share and the exercise price of our Series B warrants was reduced from $2.50 to $2.43 per share because we missed certain performance targets set forth in the securities purchase agreement we entered into with private investors on February 8, 2006.

The maximum total exercise price of (i) our outstanding Series A warrants approximately is $339,106, which we will receive only if all of the warrants are exercised at their current exercise price which is $1.70 per share and (ii) our outstanding Series B warrants is approximately $7.22 million, which we will receive only if all of the warrants are exercised at their original exercise price which is $2.43 per share.  Any proceeds we receive from the exercise of the warrants will be used for working capital and general corporate purposes.  We cannot assure you that any of the warrants will be exercised.

The holders of our warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right was not exercisable during the first six months that the warrants were outstanding and thereafter if the underlying shares are subject to an effective registration statement. To the extent that the holders of the warrants exercise this right, we will not receive proceeds from such exercise. As of the date of this prospectus, 179,474 Series A warrants have been exercised cashlessly to purchase 53,397 shares of our common stock.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of November 30, 2009, the number of shares of our common stock that may be offered by the selling stockholders as of November 30, 2009 pursuant to this prospectus.  No selling stockholder will own any shares of our outstanding common stock upon completion of the offering. The table and the other information contained under the captions "Selling Stockholders" and "Plan of Distribution" have been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	No. of shares beneficially owned	No. of shares being offered		No. of shares beneficially owned after the offering (4)	Percentage of class
Barron Partners, LP(1)	67,671	2,401,316		0		%
Ray and Amy Rivers, JTWOS	62,353	305,948	(2)	0		%
Steve Mazur	53,397	126,474	(2)	0		%
William M. Denkin	---------	126,474	(2)	0		%
JMG Capital Partners LP	---------	94,500		0		%
JMG Triton Offshore Fund, Ltd.	---------	94,500		0		%
Warrant Strategies Fund, LLC	---------	94,500		0		%

(1) Mr. Andrew B. Worden, president of the general partner of Barron Partners LP, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

(2) Ray and Amy Rivers, Steve Mazur, and William M. Denkin each sold warrants to purchase 63,000 shares of common stock, 94,5000 of which were purchased by JMG Capital Partners LP, and 74,500 of which were purchased by JMG Triton Offshore Fund, Ltd.

(3) Ray and Amy Rivers and Steve Mazur each sold warrants to purchase 10,000 shares of Common Stock to Warrant Strategies Fund, LLC.

(4) We do not know when or in what amounts a selling stockholder may offer shares for sale.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

None of the selling stockholders holds, or within the past three years has held, any position, office or material relationship with us or any of our predecessors or affiliates.

The shares of common stock being offered by Barron Partners LP, Ray and Amy Rivers (as joint tenants with right of survivorship) Steve Mazur and William M. Denkin represent the shares of common stock issuable upon exercise of the warrants that were issued to them in the February 2006 private placement. See "Selling Stockholders - February 2006 Private Placement" for information relating to the shares of common stock issuable to them.

None of the selling stockholders are broker-dealers. Three selling stockholders, Steve Mazur, Ray Rivers, and William M. Denkin, are employees but not affiliates of a broker-dealer, CRT Capital LLC. Although they do not have an ownership or control relationship with, and are not officers, directors, members or partners of, the broker-dealer, Mr. Mazur, Mr. Rivers and Mr. Denkin may, nonetheless, be deemed affiliates of the broker-dealer. The selling stockholders who are affiliates and employees of broker-dealers purchased their shares in the ordinary course and at the time of purchasing the securities they had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The preferred stock purchase agreement provides that the warrants cannot be exercised to the extent that the number of shares of common stock held by the selling stockholder and his affiliates after such conversion or exercise would exceed 4.9% of the outstanding common stock. Beneficial ownership is determined in the manner provided in Section 13(d) of the Securities Exchange Act of 1934 and Regulation 13d-3 of the SEC thereunder. This provision, which cannot be modified, limits the ability of the holders of the warrants to exercise their warrants. Based on our 15,320,139 shares of common stock outstanding on November 30, 2009, Barron Partners, Ray and Amy Rivers, Steve Mazur and William M Denkin may not exercise warrants if the conversion or exercise would result in their owning more than 766,007 shares of common stock at any one time. This limitation applies separately to each of these selling stockholders. As the number of shares of common stock increases, whether upon conversion of Series A preferred stock or exercise of warrants or for any other reason, the number of shares that may be issued under this limitation will increase. In the event that any holder of warrants issued in the February 2006 private placement transfers its or his warrants, the transferee, if it is not an affiliate of the transferor, would be subject to a separate 4.9% limitation.

February 2006 Private Placement

In February 2006, pursuant to a preferred stock purchase agreement, we issued to Barron Partners LP, Ray and Amy Rivers (as joint tenants with right of survivorship), Steve Mazur and William M. Denkin an aggregate of 3,120,000 shares of Series A Preferred Stock, and warrants to purchase an aggregate of 7,389,476 shares of common stock for an aggregate consideration of $3,900,000.  The following table sets forth, for each of the purchasers in the February 2006 private placement, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock, and upon exercise of the warrants, together with the total number of shares of common stock issuable upon conversion of the Series A preferred stock and upon exercise of the warrants, and the purchase price paid by the purchaser. There is no additional consideration payable upon conversion of the Series A preferred stock.

Name	Shares of common stock issuable upon conversion of preferred stock	Shares of common stock issuable upon exercise of Series A warrants	Shares of common stock issuable upon exercise of Series B warrants	Total number of shares of common stock	Amount of investment
Barron Partners	2,640,000	3,126,316	3,126,316	8,892,632	$3,300,000
Ray and Amy Rivers (jointly)	160,000	189,474	189,474	538,948	$200,000
Steve Mazur	160,000	189,474	189,474	538,948	$200,000
William M. Denkin	160,000	189,474	189,474	538,948	$200,000

Pursuant to the preferred stock purchase agreement relating to the issuance of the Series A preferred stock and warrants in the February 2006 private placement:

•
We agreed that we will have appointed and maintain a board consisting of such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. Our failure to meet these requirements would results in the payment of liquidated damages that are to be paid either in cash or by the issuance of additional shares of Series A preferred stock. Although we did not meet the required deadline for having independent directors, because we have elected independent directors who comprise both a majority of the board, all of the members of the audit committee and the compensation committee, the investors waived our failure to be in compliance when initially required. This waiver would not apply to any subsequent failure to continue to meet this requirement.

•
We and the investors entered into a registration rights agreement pursuant to which we agreed to file, within 60 days after the closing, the registration statement of which this prospectus is a part. Since the closing was on February 8, 2006, we were required to file the registration statement by April 10, 2006 and have the registration statement declared effective by August 8, 2006. We will be required to issue 1,025 shares of Series A preferred stock for each day of the delay in filing and each date after the required effective date. As a result we may be required to issue 3,225 shares of Series A preferred stock for the delay in filing the initial registration statement and an additional 1,025 share of Series A preferred stock for each day between August 8, 2006 and the effective date of the registration statement of which this prospectus forms a part. We will also be required to issue 1,025 shares of preferred stock for each day that we fail to keep this registration statement current and effective, with certain limited exceptions. At June 30, 2006, we had accrued $44,003 in respect of this obligation.

•	The investors have the right to participate in any future financing.

•
We are required to elect a chief financial officer who is familiar with both the conduct of business in China and the SEC's rules and regulations relating to accounting, financial statements and accounting controls within fifteen days after closing. We believe that we are in compliance with this provision. The agreement does not include any liquidated damages provision with respect to our failure to comply with this requirement.

•
With certain limited exceptions, if we issue stock at a purchase price or warrants or convertible securities at an exercise or conversion price which is less than the exercise price of the warrants, the conversion price and exercise price will be reduced to such lower ratio. The initial conversion price of the Series A preferred stock was $1.25 and the initial conversion ratio was one share of common stock for each share of Series A preferred stock.  Any change in the conversion price automatically resulted in an adjustment in the conversion ratio of the Series A preferred stock.

•
If our earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2005 had been less than $5,650,000, there would have been a reduction in the exercise price of the warrants. Since our EBITDA was greater than that amount, no adjustment was required.

•
If our fully-diluted pre-tax income per share for 2006 had been less than $0.40, the exercise price of the warrants would have been reduced proportionately by the percentage shortfall, up to a maximum of 50%. Our fully-diluted pre-tax income per share for 2005, computed in the manner provided in the agreement, was $0.297. Fully-diluted pre-tax income per share is based on the number of outstanding shares of common stock plus all shares of common stock issuable upon conversion of all outstanding convertible securities and upon exercise of all outstanding warrants, options and rights, regardless of whether (i) such shares would be included in determining diluted earnings per share and (ii) such convertible securities are subject to a restriction or limitation on exercise.

PLAN OF DISTRIBUTION

This offering is not being underwritten. The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be made at fixed or negotiated prices. To the extent required, specific information about a particular sale (such as the purchase price and public offering prices, the names of any broker or dealer, and any applicable commission or discounts) will be described in an accompanying prospectus.

There is a limited public market for our common stock.  Our common stock is currently quoted on FINRA’s Over-the-Counter Bulletin Board.

We intend to keep this prospectus current until all of the common stock being offered under this prospectus is sold. The selling stockholders may offer the common stock pursuant to this prospectus so long as this prospectus is current under the rules of the SEC and we have not withdrawn the registration statement of which this prospectus forms a part.

Subject to the foregoing, the selling stockholders may use any one or more of the following methods when selling or otherwise transferring shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and the resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus.

•	pursuant to an arrangement or agreement with a broker-dealer to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method of sale permitted pursuant to applicable law.

The selling stockholders acquired their shares pursuant to the preferred stock purchase agreement and may also sell shares pursuant to Rule 144 or Rule 144A under the Securities Act, if available, rather than pursuant to this prospectus.

The holders of our Series A and Series B warrants may not exercise them for our common stock if that would result in the holder and his or its affiliates beneficially owning more than 4.9% of our common stock. Because of the limitation whereby Barron Partners LP, Ray and Amy Rivers, Steve Mazur and William M. Denkin cannot hold more than 4.9% of our stock at one time, there is a limit on the number of shares that any of them may sell at any time. For information on the selling shareholder limitation, see “Selling Stockholders” in this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares or common stock or warrant owned by them and, if the selling stockholder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In the event of a transfer by a selling stockholder of the warrants or the common stock issuable upon conversion of the warrants other than a transfer pursuant to this prospectus or Rule 144 of the SEC, we may be required to amend or supplement this prospectus in order to name the transferee as a selling stockholder.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling stockholders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

We are authorized to issue 90,000,000 shares of common stock, par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, we have 15,320,139 shares of common stock and no shares of Series A preferred stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Pursuant to the certificate of designation relating to the Series A preferred stock, we are prohibited from paying dividends on our common stock while preferred stock is outstanding. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Common Stock Purchase Warrants

In connection with our February 2006 private placement, we issued Series A warrants to purchase 3,694,738 shares of common stock at an exercise price of $1.75 per share and Series B warrants to purchase 3,694,738 shares of common stock at an exercise price of $2.50 per share. On April 23, 2007, the exercise price of the Series A warrants was reduced to $1.70 per share and the exercise price of the Series B warrants was reduced to $2.43 per share, representing reductions of 3% in each case.  These reductions in exercise price were made under a Waiver and Amendment entered into between the Company and the initial investors in the private placement. The Waiver and Amendment cancelled and replaced an adjustment provision contained in the warrants, which provided that the exercise price of our warrants would have been reduced by approximately 23% because the Company did not meet a 2006 pre-tax income-per-share target of $0.40 per share. The warrants are not subject to any further adjustment based on the Company’s financial results.

The warrants also provide that, with certain exceptions, if the Company issues common stock at a price, or warrants or other convertible securities with an exercise or conversion price, which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.

The holders of the warrants have cashless exercise rights, which provide them with the ability to receive common stock with a value equal to the appreciation in the stock price over the exercise price of the warrants being exercised. This right was not exercisable during the first six months that the warrants were outstanding, and it is not exercisable thereafter if the underlying shares are subject to an effective registration statement.  To the extent that the holders of the warrants exercise using a cashless exercise, we will not receive proceeds from such exercise.

INTEREST OF NAMED EXPERTS AND COUNSEL

Neither our independent public accountant, Moore Stephens Wurth Frazer and Torbet, LLP, nor our counsel passing upon the validity of the securities offered under this prospectus, Pryor Cashman LLP, will receive a direct or indirect interest in us, was hired on a contingent basis, or has been a promoter, underwriter, voting trustee, director, officer, or employee of ours.

LEGAL MATTERS

The validity of the shares of common stock offered through this prospectus will be passed on by Pryor Cashman LLP.

MATERIAL CHANGES

There have been no material changes in our affairs which have occurred since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 31, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed on May 12, 2009;

•	Our Definitive Proxy Statement on Form 14A, dated May 5, 2009, filed on May 19, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed on August 12, 2009;

•	Our Current Report on Form 8-K, dated June 19, 2009, filed on June 19, 2009;

•	Our Current Report on Form 8-K, dated August 25, 2009, filed on August 31, 2009;

•	Our Current Report on Form 8-K, dated October 26, 2009, filed on October 30, 2009

•	Our Quarterly Report on Form 10-Q for the fiscal year ended September 30, 2009, filed on November 16, 2009 ; and

•	Our Current Report on Form 8-K, dated December 4, 2009, filed on December 14, 2009.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. We will provide these reports or documents upon written or oral request and at no cost to the requester. You can request copies of such document if you call or write us at the following address or telephone number: Secretary, China Medicine Corporation, Guangri Tower, Suite 702, No. 8 Siyou South 1st Street, Yuexiu District, Guangzhou, China 510600, by telephone at (8620) 8739-1718. Our website can be found at www.chinamedicinecorp.com.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our articles of incorporation provide for the indemnification and/or exculpation of our directors, officers, employees, agents and other entities which deal with it to the maximum extent provided, and under the terms provided, by the laws and decisions of the courts of the state of Nevada, and by any additional applicable federal or state law or court decisions. Besides the foregoing, we have not entered into any agreements under which we have assumed such an indemnity obligation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarter and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's offices at public reference room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is http//www.sec.gov.

We have filed a registration statement with the Commission relating to the offering of the shares. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its website.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information that is different.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The estimated expenses of the registration, all of which will be paid by the Company, are as follows:

Item	Amount
SEC filing fee	$493.39
Printing and submission for filing	$10,000.00	*
Legal expenses	$20,000.00	*
Accounting Expenses	$10,000.00	*
Total	$40,493.39

* Estimated

Item 14. Indemnification of Officers and Directors

Section 78.7502 of the Nevada Revised Statutes (the "Nevada Law") permits a corporation to indemnify any of its directors, officers, employees and agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, in an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless a court of competent jurisdiction determines that in view of all the circumstances of the case, indemnification would be appropriate. The indemnification provisions of the Nevada Law expressly do not exclude any other rights a person may have to indemnification under any bylaw, among other things.

Article VIII of the Company's certificate of incorporation provides that the directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (ii) for the payment of distributions to stockholders in violation of Nevada Law.

 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or fiduciary against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of such persons' status as such.

Item 15. Recent Sales of Unregistered Securities

During the last three years, the registrant has issued unregistered securities to the persons, as described below.  None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder.

During 2006, we issued shares of common stock and options to purchase common stock to our officers and other key employees. Such shares were acquired for investment and not with a view to the sale of distribution thereof. The shares issuable upon exercise of the options will be registered pursuant to the Securities Act on a Form S-8.

From January to March 2007, we issued an aggregate of 1,621,750 shares of common stock upon the exercise of Series A warrants at $1.75 per share to Barron Partners, L.P. for gross proceeds of $2,838,062.

From April to May 2007, we issued an aggregate of 1,694,040 shares of common stock upon the exercise of Series A warrants at $1.70 per share to Barron Partners, LP for gross proceeds of $2,879,868. From October to December 2007, we issued an aggregate of 725,000 shares of common stock upon the exercise of Series B warrants at $2.43 per share to Barron Partners, LP for gross proceeds of $1,761,750.  In September 2009, we issued 53,397 shares of common stock to Steve Mazur upon the cashless exercise of 179,474 Class A warrants.

On May 27, 2009, we granted 70,000 Series C warrants with an exercise price of $0.85 to a third party in exchange for investor relations services.

Item 16. Exhibits

Exhibit No.    Description

Exhibit No.	Description

2.1	Exchange Agreement dated as of February 8, 2006, among China Medicine Corporation and the former stockholders of Konzern(1)

2.2	Agreement and Plan of Merger dated as of May , 2009 between China Medicine Corporation (Delaware) and China Medicine Corporation (Nevada) (2)

3.1	Certificate of incorporation (2)

3.2	By-laws (2)

4.1	Certificate of Designation for the Series A Convertible Preferred Stock(1)

4.2	Form of warrant issued to investors in the February 2006 private placement(1)

4.3	Form of common stock certificate(3)

4.4	Form of preferred stock certificate (4)

5.1*	Form of opinion of Pryor Cashman LLP

10.1	Preferred stock purchase agreement dated February 8, 2006, between the Registrant and the investors in the February 2006 private placement(1)

10.2	Registration rights agreement dated February 8, 2006, between the Registrant and the investors in the February 2006 private placement(1)

10.3	Registration rights provisions pursuant to the stock exchange agreement(1)

10.4	2006 Long-term incentive plan(1)

10.5	BCG Vaccine Transfer Agreement dated May 8, 2008, between Guangzhou Konzern Pharmaceutical Co., LTD and Hongyuan Pharmaceutical Technology Consulting Service Center of Yuexiu District of Guangzhou (5)

10.6	Memorandum dated June 2, 2008, between Guangzhou Konzern Pharmaceutical Co., LTD and Hongyuan Pharmaceutical Technology Consulting Service Center of Yuexiu District of Guangzhou (5)

10.7	Equity Ownership Transfer Agreement dated October 26, 2009, between Guangzhou Konzern Pharmaceutical Co., LTD and Sinoform Limited (6)

21.1	List of Subsidiaries

23.1	Consent of Moore Stephens Wurth Frazer and Torbet, LLP

23.2*	Consent of Pryor Cashman LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included in the signature page of the Registration Statement)

* Previously filed with the Commission

(1) Filed as an exhibit to the Company's Current Report on Form 8-K which was filed with the Commission on February 14, 2006, and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Definitive Proxy Statement on Form 14A, which was filed with the Commission on May 5, 2009, and incorporated herein by reference.

(3) Filed as an exhibit to the Company’s Annual Report on Form 10-KSB, which was filed with the Commission on April 3, 2007, and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Annual Report on Form 10-KSB which was filed with the Commission on March 31, 2006, and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Quarterly Report on Form 10-Q which was filed with the Commission on November 11, 2008, and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Current Report on Form 8-K which was filed with the Commission on October 30, 2009, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(g) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Guangzhou in the People's Republic of China on this 14th day of December, 2009.

CHINA MEDICINE CORPORATION

By: /s/ Senshan Yang	Dated: December 14, 2009
Senshan Yang Chief Executive Officer (Principal Executive Officer)

By: /s/ Richard P. Wu	Dated: December 14, 2009
Richard P. Wu Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Senshan Yang Senshan Yang	Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2009

* Minhua Liu	Director	December 14, 2009

* Robert Adler	Director	December 14, 2009

* Rachel Gong	Director	December 14, 2009

* Yanfang Chen	Director	December 14, 2009

*By:	/s/ Senshan Yang
Senshan Yang ATTORNEY-IN-FACT